Exhibit 99

         HMN Financial, Inc. Announces Fourth Quarter Results


    ROCHESTER, Minn.--(BUSINESS WIRE)--Jan. 22, 2007--HMN Financial, Inc. (NASDAQ:HMNF):

    Fourth Quarter Highlights

    -- Net income of $2.7 million, down $807,000, or 23.2%, from fourth quarter of 2005

    -- Diluted earnings per share of $0.67, down $0.20, from fourth quarter of 2005

    -- Net interest income up $438,000, or 4.7%, over fourth quarter of 2005

    --  Net interest margin up 34 basis points over fourth quarter of
        2005

    -- Provision for loan losses up $1.2 million, or 658.1%, from fourth quarter of 2005

    Annual Highlights

    --  Net income of $8.4 million, down $2.7 million, or 23.9%, from
        2005

    -- Diluted earnings per share of $2.10, down $0.67, or 24.2%, from 2005

    --  Net interest income up $2.9 million, or 8.2%, over 2005

    --  Net interest margin up 33 basis points over 2005

    --  Provision for loan losses up $6.2 million, or 232.0%, over
        2005


EARNINGS SUMMARY          Three Months Ended         Year Ended
                             December 31,           December 31,
                           2006       2005        2006        2005
                        ---------------------- -----------------------
Net income              $2,670,263  3,476,971  $8,427,551  11,067,889
Diluted earnings per
 share                       $0.67       0.87       $2.10        2.77
Return on average assets      1.11%      1.39        0.86%       1.12
Return on average equity     11.18%     15.03        8.85%      12.42
Book value per share        $21.58      20.59      $21.58       20.59


    HMN Financial, Inc. (HMN) (NASDAQ:HMNF), the $978 million holding company for Home Federal Savings Bank (the Bank), today reported net income of $2.7 million for the fourth quarter of 2006, down $807,000, or 23.2%, from net income of $3.5 million for the fourth quarter of 2005. Diluted earnings per common share for the fourth quarter of 2006 were $0.67, down $0.20, from $0.87 for the fourth quarter of 2005. The decrease in net income is due to a $1.2 million increase in the loan loss provision between the periods primarily as a result of an increase in the allowance reserve for a home equity loan.

    Fourth Quarter Results

    Net Interest Income

    Net interest income was $9.8 million for the fourth quarter of 2006, an increase of $438,000, or 4.7%, compared to $9.4 million for the fourth quarter of 2005. Interest income was $17.4 million for the fourth quarter of 2006, an increase of $1.3 million, or 8.0%, from $16.1 million for the same period in 2005. Interest income increased because of an increase in the average interest rates earned on loans and investments. Interest rates increased primarily because of the 100 basis point increase in the prime interest rate between the periods. Increases in the prime rate, which is the rate that banks charge their prime business customers, generally increase the rates on adjustable rate consumer and commercial loans in the portfolio and new loans originated. The increase in interest income due to increased rates was partially offset by a $47 million decrease in the average outstanding loan portfolio balance between the periods due to an increase in commercial and consumer loan prepayments and a decrease in loan originations. The average yield earned on interest-earning assets was 7.54% for the fourth quarter of 2006, an increase of 81 basis points from the 6.73% yield for the fourth quarter of 2005.

    Interest expense was $7.5 million for the fourth quarter of 2006, an increase of $846,000, or 12.7%, from $6.7 million for the fourth quarter of 2005. Interest expense increased primarily because of higher interest rates paid on deposits which were caused by the 100 basis point increase in the federal funds rate between the periods. Increases in the federal funds rate, which is the rate that banks charge other banks for short term loans, generally increase the rates banks pay for deposits. The average interest rate paid on interest-bearing liabilities was 3.48% for the fourth quarter of 2006, an increase of 52 basis points from the 2.96% paid for the fourth quarter of 2005. Net interest margin (net interest income divided by average interest earning assets) for the fourth quarter of 2006 was 4.28%, an increase of 34 basis points, compared to 3.94% for the fourth quarter of 2005.

    Provision for Loan Losses

    The provision for loan losses was $1.4 million for the fourth quarter of 2006, an increase of $1.2 million, or 658.1%, from $179,000 for the fourth quarter of 2005. The provision for loan losses increased primarily because an $825,000 specific loan loss reserve was established on a home equity loan that was classified as nonperforming in the fourth quarter of 2006. The reserved amount was based on an updated appraisal of the value of the property securing the loan and subsequent to year end the Bank foreclosed on the property. The provision also increased because of a $33 million increase in outstanding commercial loans during the fourth quarter of 2006. Total non-performing assets were $10.4 million at December 31, 2006, an increase of $130,000, or 1.3%, from $10.3 million at September 30, 2006. Non-performing loans decreased $909,000 and foreclosed and repossessed assets increased $1.0 million primarily due to an increase in single family home loan foreclosures.

    Non-Interest Income and Expense

    Non-interest income was $1.5 million for the fourth quarter of 2006, a decrease of $333,000, or 18.6%, from $1.8 million for the fourth quarter of 2005. Fees and service charges increased $55,000 between the periods primarily because of increased retail deposit account activity and fees. Gain on sales of loans decreased $386,000 between the periods due primarily to a decrease in the number of single family loans that were sold. Sold loans decreased because there were fewer single family loans originated and most of the loans that were originated were placed into the loan portfolio to replace prepaying loans.

    Non-interest expense was $5.5 million for the fourth quarter of 2006, an increase of $14,000, or 0.26%, from $5.4 million for the fourth quarter of 2005. Occupancy expense increased $99,000 primarily because of the additional costs associated with the new branch and loan origination offices opened in Rochester in the first quarter of 2006. Data processing costs increased $30,000 primarily because of the increased internet and other banking services provided by a third party processor between the periods. Advertising expense increased $36,000 primarily because of an increase in deposit related promotions in the fourth quarter of 2006. Mortgage servicing rights amortization decreased $66,000 between the periods because there are fewer mortgage loans being serviced. Other operating expenses decreased $62,000 primarily because of decreased mortgage and commercial loan foreclosure costs in the fourth quarter of 2006 when compared to the same period in 2005. Income tax expense decreased $280,000 between the periods primarily because of a decrease in taxable income.

    Return on Assets and Equity

    Return on average assets for the fourth quarter of 2006 was 1.11%, compared to 1.39% for the fourth quarter of 2005. Return on average equity was 11.18% for the fourth quarter of 2006, compared to 15.03% for the same period of 2005. Book value per common share at December 31, 2006 was $21.58, compared to $20.59 at December 31, 2005.

    Annual Results

    Net Income

    Net income was $8.4 million for the year ended December 31, 2006, a decrease of $2.7 million, or 23.9%, compared to $11.1 million for the year ended December 31, 2005. Diluted earnings per common share for the year ended December 31, 2006 were $2.10, down $0.67, or 24.2%, from $2.77 for the year ended December 31, 2005.

    Net Interest Income

    Net interest income was $38.7 million for the year ended December 31, 2006, an increase of $2.9 million, or 8.2%, from $35.8 million in 2005. Interest income was $67.5 million for the year ended December 31, 2006, an increase of $7.2 million, or 12.0%, from $60.3 million for the same period in 2005. Interest income increased primarily because of an increase in the average interest rates earned on loans and investments. Interest rates increased primarily because of the 100 basis point increase in the prime interest rate between the periods. The increase in interest income due to increased rates was partially offset by a $42 million decrease in the average outstanding loan portfolio balance between the periods due to an increase in commercial loan prepayments and a decrease in loan originations. The yield earned on interest-earning assets was 7.21% for the year ended December 31, 2006, an increase of 80 basis points from the 6.41% yield for the same period of 2005.

    Interest expense was $28.8 million for the year ended December 31, 2006, an increase of $4.3 million, or 17.7%, from the $24.5 million for the same period in 2005. Interest expense increased primarily because of higher interest rates paid on deposits which were caused by the 100 basis point increase in the federal funds rate between the periods. The increase in deposit rates was partially offset by a change in the mix of funding sources between the periods. The average outstanding balances of $57 million in brokered deposits and Federal Home Loan Bank advances were replaced with other less expensive deposits which lowered the Bank's overall cost of funds. The average interest rate paid on interest-bearing liabilities was 3.28% for the year ended December 31, 2006, an increase of 52 basis points from the 2.76% paid for the same period of 2005. Net interest margin for the year ended December 31, 2006 was 4.13%, an increase of 33 basis points, compared to 3.80% for the same period of 2005.

    Provision for Loan Losses

    The provision for loan losses was $8.9 million for the year ended December 31, 2006, an increase of $6.2 million, or 232.0%, from $2.7 million in 2005. The provision for loan losses increased primarily because $7.4 million in commercial loans relating to a real estate and golf course development were charged off during the year. The increase in the provision related to loan charge offs was partially offset by a $12 million decrease in outstanding commercial loans between the periods.

    Total non-performing assets were $10.4 million at December 31, 2006, an increase of $6.5 million, or 168.4%, from $3.9 million at December 31, 2005. Non-performing loans increased $6.0 million, foreclosed and repossessed assets increased $696,000, and non-performing other assets decreased $134,000 between the periods.

    A reconciliation of the Company's allowance for loan losses for the years ended December 31, 2006 and 2005 are summarized as follows:


----------------------------------------------------------------------
(in thousands)                                    2006        2005
                                               ----------- -----------
Balance at January 1,                              $8,778      $8,996
Provision                                           8,878       2,674
Charge offs:
  Commercial loans                                 (7,430)     (2,615)
  Consumer loans                                     (269)       (228)
  Single family mortgage loans                       (150)       (234)
Recoveries                                             66         185
                                               ----------- -----------
Balance at December 31,                            $9,873      $8,778
                                               =========== ===========

----------------------------------------------------------------------


    Non-Interest Income and Expense

    Non-interest income was $6.4 million for the year ended December 31, 2006, a decrease of $68,000, or 1.0%, from $6.5 million for the same period in 2005. Fees and service charges increased $392,000 between the periods primarily because of increased retail deposit account activity and fees. Security gains increased $69,000 due to increased security sales. Gain on sale of loans decreased $598,000 due to a decrease in the number of single-family mortgage loans sold and a decrease in the profit margins realized on the loans that were sold. Competition in the single-family loan origination market remained strong and profit margins were lowered in order to remain competitive. Other income increased $109,000 primarily because of a decrease in the losses recognized on repossessed assets in 2006 when compared to 2005.

    Non-interest expense was $22.6 million for the year ended December 31, 2006, an increase of $795,000, or 3.6%, from $21.8 million for the same period in 2005. Compensation and benefits expense increased $729,000 primarily because of annual pay and pension cost increases. Occupancy expense increased $355,000 primarily because of additional costs associated with the new branch and loan origination offices opened in Rochester in the first quarter of 2006. Data processing costs increased $151,000 primarily because of increased internet and other banking services provided by a third party processor between the periods. Other non-interest expense decreased $331,000 primarily because of a decrease in mortgage loan expenses and professional fees. Mortgage servicing rights amortization decreased $171,000 between the periods because there are fewer mortgage loans being serviced. Income tax expense was $5.2 million in 2006, a decrease of $1.5 million, or 22.4%, compared to $6.7 million for the same period of 2005. Income tax expense decreased primarily because of a decrease in taxable income.

    Return on Assets and Equity

    Return on average assets for the year ended December 31, 2006 was 0.86%, compared to 1.12% for the same period in 2005. Return on average equity was 8.85% for the year ended December 31, 2006, compared to 12.42% for the same period in 2005.

    President's Statement

    "The 2006 financial results were negatively impacted by an increase in the loan loss provision," said HMN President Michael McNeil. "While we are disappointed in the negative effect that this had on net income, we are encouraged by the increase in net interest income and the 33 basis point increase in the net interest margin."

    General Information

    HMN Financial, Inc. and Home Federal Savings Bank are headquartered in Rochester, Minnesota. The Bank operates ten full service offices in southern Minnesota located in Albert Lea, Austin, LaCrescent, Rochester, Spring Valley and Winona and two full service offices in Iowa located in Marshalltown and Toledo. Home Federal Savings Bank also operates loan origination offices located in Sartell and Rochester, Minnesota. Eagle Crest Capital Bank, a division of Home Federal Savings Bank, operates branches in Edina and Rochester, Minnesota.

    Safe Harbor Statement

    This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to those relating to the Company's financial expectations for earnings and revenues. A number of factors could cause actual results to differ materially from the Company's assumptions and expectations. These include but are not limited to possible legislative changes and adverse economic, business and competitive developments such as shrinking interest margins; reduced collateral values; deposit outflows; reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; changes in credit or other risks posed by the Company's loan and investment portfolios; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation or other significant uncertainties. Additional factors that may cause actual results to differ from the Company's assumptions and expectations include those set forth in the Company's most recent filings on form 10-K and Form 10-Q with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements.


                 HMN FINANCIAL, INC. AND SUBSIDIARIES
                     Consolidated Balance Sheets
                             (unaudited)

----------------------------------------------------------------------
                                            December 31,  December 31,
                                                2006         2005
----------------------------------------------------------------------

                   Assets
Cash and cash equivalents................... $43,775,988   47,268,795
Securities available for sale:
   Mortgage-backed and related securities
    (amortized cost $6,671,042 and
     $7,428,504)............................   6,177,829    6,879,756
   Other marketable securities
     (amortized cost $119,940,282 and
      $113,749,841)......................... 119,962,274  112,778,813
                                            ------------- ------------
                                             126,140,103  119,658,569
                                            ------------- ------------

Loans held for sale.........................   1,493,011    1,435,141
Loans receivable, net....................... 768,231,579  785,678,461
Accrued interest receivable.................   5,060,839    4,460,014
Real estate, net............................   2,072,032    1,214,621
Federal Home Loan Bank stock, at cost.......   7,956,300    8,364,600
Mortgage servicing rights, net..............   1,957,699    2,653,635
Premises and equipment, net.................  11,372,103   11,941,863
Investment in limited partnerships..........     112,489      141,048
Goodwill....................................   3,800,938    3,800,938
Core deposit intangible, net................     105,903      219,760
Prepaid expenses and other assets...........   2,830,548    1,854,948
Deferred tax asset..........................   2,879,000    2,544,400
                                            ------------- ------------
    Total assets............................$977,788,532  991,236,793
                                            ============= ============


    Liabilities and Stockholders' Equity
Deposits....................................$725,958,830  731,536,560
Federal Home Loan Bank advances............. 150,900,000  160,900,000
Accrued interest payable....................   1,176,024    2,085,573
Customer escrows............................     720,732    1,038,575
Accrued expenses and other liabilities......   5,890,605    4,947,816
                                            ------------- ------------
   Total liabilities........................ 884,646,191  900,508,524
                                            ------------- ------------
Commitments and contingencies
Stockholders' equity:
   Serial preferred stock: ($.01 par value)
     Authorized 500,000 shares; issued and
      outstanding shares none...............           0            0
   Common stock ($.01 par value):
     Authorized 11,000,000; issued shares
      9,128,662.............................      91,287       91,287
Additional paid-in capital..................  57,913,743   58,011,099
Retained earnings, subject to certain
 restrictions............................... 103,642,975   98,951,777
Accumulated other comprehensive loss........    (284,421)    (917,577)
Unearned employee stock ownership plan
 shares.....................................  (4,157,698)  (4,350,999)
Unearned compensation restricted stock
 awards.....................................           0     (182,521)
Treasury stock, at cost 4,813,232 and
 4,721,402.................................. (64,063,545) (60,874,797)
                                            ------------- ------------
   Total stockholders' equity...............  93,142,341   90,728,269
                                            ------------- ------------
Total liabilities and stockholders' equity..$977,788,532  991,236,793
                                            ============= ============

----------------------------------------------------------------------


                 HMN FINANCIAL, INC. AND SUBSIDIARIES
                  Consolidated Statements of Income
                             (unaudited)

----------------------------------------------------------------------

                         Three Months Ended          Year Ended
                            December 31,            December 31,
                        2006           2005     2006            2005
----------------------------------------------------------------------
Interest income:
  Loans receivable....$15,434,391  14,889,241  60,180,932  56,376,920
  Securities available
   for sale:
      Mortgage-backed
       and related....     65,221      73,239     271,060     325,940
      Other marketable  1,471,062     802,393   5,194,856   2,744,202
  Cash equivalents....    300,527     237,688   1,554,937     580,500
  Other...............     86,894      71,326     325,036     253,611
                      ------------ ----------- ----------- -----------
      Total interest
       income......... 17,358,095  16,073,887  67,526,821  60,281,173
                      ------------ ----------- ----------- -----------

Interest expense:
  Deposits............  5,848,333   4,874,673  22,045,858  17,233,400
  Federal Home Loan
   Bank advances......  1,664,757   1,792,589   6,794,964   7,278,050
                      ------------ ----------- ----------- -----------
     Total interest
      expense.........  7,513,090   6,667,262  28,840,822  24,511,450
                      ------------ ----------- ----------- -----------
     Net interest
      income..........  9,845,005   9,406,625  38,685,999  35,769,723
Provision for loan
 losses...............  1,357,000     179,000   8,878,000   2,674,000
                      ------------ ----------- ----------- -----------
     Net interest
      income after
      provision for
      loan losses.....  8,488,005   9,227,625  29,807,999  33,095,723
                      ------------ ----------- ----------- -----------

Non-interest income:
  Fees and service
   charges............    780,202     724,713   3,110,863   2,719,004
  Mortgage servicing
   fees...............    276,075     308,432   1,172,166   1,210,192
  Securities gains
   (losses), net......          0     (21,000)     48,122     (21,000)
  Gain on sales of
   loans..............    224,913     610,504   1,254,707   1,852,940
  Losses in limited
   partnerships.......     (6,500)     (6,500)    (28,559)    (27,210)
  Other...............    179,031     170,583     884,137     775,294
                      ------------ ----------- ----------- -----------
     Total non-
      interest income.  1,453,721   1,786,732   6,441,436   6,509,220
                      ------------ ----------- ----------- -----------

Non-interest expense:
  Compensation and
   benefits...........  2,785,875   2,800,281  11,868,879  11,140,329
  Occupancy...........  1,101,029   1,001,749   4,435,468   4,080,880
  Deposit insurance
   premiums...........     22,808      32,479     102,145     129,683
  Advertising.........    129,085      92,736     475,257     384,184
  Data processing.....    300,238     269,911   1,182,538   1,031,630
  Amortization of
   mortgage servicing
   rights, net........    187,054     252,881     848,347   1,019,766
  Other...............    927,474     989,449   3,683,750   4,014,482
                      ------------ ----------- ----------- -----------
     Total non-
      interest expense  5,453,563   5,439,486  22,596,384  21,800,954
                      ------------ ----------- ----------- -----------
     Income before
      income tax
      expense.........  4,488,163   5,574,871  13,653,051  17,803,989
Income tax expense....  1,817,900   2,097,900   5,225,500   6,736,100
                      ------------ ----------- ----------- -----------
     Net income....... $2,670,263   3,476,971   8,427,551  11,067,889
                      ============ =========== =========== ===========
Basic earnings per
 share................      $0.71        0.91        2.20        2.89
                      ============ =========== =========== ===========
Diluted earnings per
 share................      $0.67        0.87        2.10        2.77
                      ============ =========== =========== ===========

----------------------------------------------------------------------


                 HMN FINANCIAL, INC. AND SUBSIDIARIES
             Selected Consolidated Financial Information
                             (unaudited)
----------------------------------------------------------------------
SELECTED FINANCIAL DATA:

(dollars in thousand, except per  Three Months Ended    Year Ended
 share data)                         December 31,      December 31,
                                   2006        2005   2006      2005
----------------------------------------------------------------------
I. OPERATING DATA:
    Interest income............... $17,358   16,074   67,527   60,281
    Interest expense..............   7,513    6,667   28,841   24,511
    Net interest income...........   9,845    9,407   38,686   35,770

II. AVERAGE BALANCES:
     Assets (1)................... 957,113  992,869  981,180  984,084
     Loans receivable, net........ 751,106  796,855  760,991  802,637
     Mortgage-backed and related
      securities (1)..............   6,751    7,677    7,045    8,509
     Interest-earning assets (1).. 912,927  948,056  937,204  940,321
     Interest-bearing liabilities. 855,438  892,773  878,598  887,464
     Equity (1)...................  94,758   91,755   95,192   89,100

 III. PERFORMANCE RATIOS: (1)
     Return on average assets
      (annualized)................    1.11%    1.39%    0.86%    1.12%
     Interest rate spread
      information:
        Average during period.....    4.06     3.76     3.92     3.65
        End of period.............    3.71     3.50     3.71     3.50
     Net interest margin..........    4.28     3.94     4.13     3.80
     Ratio of operating expense to
      average total assets
      (annualized)................    2.26     2.17     2.30     2.22
     Return on average equity
      (annualized)................   11.18    15.03     8.85    12.42
     Efficiency...................   48.27    48.60    50.07    51.56
                                  ------------------
                                   Dec 31,  Dec 31,
                                    2006      2005
                                  ------------------
IV. ASSET QUALITY :
     Total non-performing assets.. $10,424    3,883
     Non-performing assets to
      total assets................    1.07%    0.39%
     Non-performing loans to total
      loans
       receivable, net............    1.08%    0.30%
     Allowance for loan losses....  $9,873    8,778
     Allowance for loan losses to
      total assets................    1.01%    0.89%
     Allowance for loan losses to
      total loans receivable, net.    1.29     1.11
     Allowance for loan losses to
      non-performing loans........  118.84   376.88

V. BOOK VALUE PER SHARE:
     Book value per share.........  $21.58    20.59
                                  ------------------

                                    Year     Year
                                    Ended    Ended
                                   Dec 31,  Dec 31,
                                    2006      2005
                                  ------------------
VI. CAPITAL RATIOS :

     Stockholders' equity to total
      assets, at end of period....    9.53%    9.15%
     Average stockholders' equity
      to average assets (1).......    9.70     9.05
     Ratio of average interest-
      earning assets to average
      interest-bearing liabilities
      (1).........................  106.67   105.96
                                  ------------------
                                   Dec 31,  Dec 31,
                                    2006      2005
                                  ------------------
VII. EMPLOYEE DATA:
     Number of full time
      equivalent employees........     203      208
----------------------------------------------------------------------

    (1) Average balances were calculated based upon amortized cost without the market value impact of SFAS 115.


    CONTACT: HMN Financial, Inc.
             Michael McNeil, President, 507-535-1202